Exhibit 99

Corporate Relations One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	NEWS

FOR IMMEDIATE RELEASE	July 9, 2007
CONTACT: PG&E Corporation

PG&E CORPORATION PRESIDENT TOM KING TO DEPART FOR NEW ROLE

(San Francisco, CA) – PG&E Corporation (NYSE: PCG) announced today that President Thomas B. King, 45, is leaving the company to take a senior management assignment with a major international energy company.
"Tom's leadership in various roles during the past eight years has helped guide successfully the business through many challenges and opportunities," said Peter A. Darbee, PG&E Corporation Chairman and CEO. "His vision and energy were instrumental in setting PG&E on its current course to become the nation's leading utility.   We are grateful to him, and we wish him continued success."
As President of PG&E Corporation, King was primarily responsible for leading the company's growth strategy. He served as Chairman of the Board of Pacific Gas and Electric Company and previously was President and CEO of PG&E Corporation's utility, Pacific Gas and Electric Company. Effective with King's departure, current Pacific Gas and Electric Company President and CEO, Bill Morrow, will now report directly to Darbee.
"Because we've actively built a deep and talented team over the past two years, we have complete confidence that the transition with Tom's departure will be smooth for shareholders, customers and employees," said Darbee.
King joined PG&E Corporation in 1998 as President and Chief Operating Officer of PG&E Gas Transmission. In late 2002, he was given the assignment to lead the Corporation's PG&E National Energy Group unit as it prepared for its restructuring. Following that assignment, King continued in his role as Senior Vice President of PG&E Corporation, before joining Pacific Gas and Electric Company as Chief Operating Officer in late 2003.

For more information about PG&E Corporation, please visit the company’s web site at www.pgecorp.com